                                                                    EXHIBIT 10.4


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                                 HYDRIL COMPANY

                             -----------------------
                             NOTE PURCHASE AGREEMENT
                             -----------------------

                            DATED AS OF JUNE 25, 1998

            $60,000,000 6.85% SENIOR SECURED NOTES DUE JUNE 30, 2003

================================================================================

                                TABLE OF CONTENTS

                                                                             PAGE
1.   AUTHORIZATION OF NOTES .................................................   1

2.   SALE AND PURCHASE OF NOTES .............................................   1

3.   CLOSING ................................................................   2

4.   CONDITIONS TO CLOSING ..................................................   2
     4.1  Representations and Warranties ....................................   2
     4.2  Performance; No Default ...........................................   2
     4.3  Compliance Certificates ...........................................   2
     4.4  Opinions of Counsel ...............................................   3
     4.5  Purchase Permitted By Applicable Law, etc. ........................   3
     4.6  Sale of Other Notes ...............................................   3
     4.7  Payment of Special Counsel Fees ...................................   3
     4.8  Private Placement Number ..........................................   3
     4.9  Changes in Corporate Structure ....................................   4
     4.10 Intercreditor Agreement ...........................................   4
     4.11 Collateral ........................................................   4
     4.12 Bank Agreement ....................................................   4
     4.13 Proceedings and Documents .........................................   4

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..........................   5
     5.1  Organization; Power and Authority .................................   5
     5.2  Authorization, etc. ...............................................   5
     5.3  Disclosure ........................................................   5
     5.4  Organization and Ownership of Shares of Subsidiaries; Affiliates ..   6
     5.5  Financial Statements ..............................................   6
     5.6  Compliance with Laws, Other Instruments, etc. .....................   6
     5.7  Governmental Authorizations, etc. .................................   7
     5.8  Litigation; Observance of Agreements, Statutes and Orders .........   7
     5.9  Taxes .............................................................   7
     5.10 Title to Property; Leases .........................................   8
     5.11 Licenses, Permits; etc. ...........................................   8
     5.12 Compliance with ERISA .............................................   9
     5.13 Private Offering by the Company ...................................  10
     5.14 Use of Proceeds; Margin Regulations ...............................  10
     5.15 Existing Debt; Future Liens .......................................  10
     5.16 Foreign Assets Control Regulations, etc. ..........................  11
     5.17 Status under Certain Statutes .....................................  11
     5.18 Environmental Matters .............................................  11
     5.19 Labor Relations ...................................................  12

6.   REPRESENTATIONS OF THE PURCHASER........................................  12
     6.1 Purchase for Investment ............................................  12
     6.2 Source of Funds ....................................................  12


HYDRIL COMPANY                        i                 NOTE PURCHASE AGREEMENT

                                                                            PAGE
7.   INFORMATION AS TO COMPANY ............................................   14
     7.1   Financial and Business Information .............................   14
     7.2   Officer's Certificate ..........................................   17
     7.3   Inspection .....................................................   17

8.   PAYMENT OF THE NOTES .................................................   18
     8.1   Payment at Maturity ............................................   18
     8.2   Optional Prepayments with Make-Whole Amount ....................   18
     8.3   Change in Control ..............................................   18
     8.4   Allocation of Partial Prepayments ..............................   19
     8.5   Maturity; Surrender, etc. ......................................   20
     8.6   No Other Optional Prepayments or Purchase of Notes..............   20
     8.7   Make-Whole Amount ..............................................   20

9.   AFFIRMATIVE COVENANTS ................................................   22
     9.1   Compliance with Law ............................................   22
     9.2   Insurance ......................................................   22
     9.3   Maintenance of Properties ......................................   22
     9.4   Payment of Taxes and Claims ....................................   22
     9.5   Corporate Existence, etc. ......................................   23
     9.6   Further Assurances .............................................   23
     9.7   Maintenance of Most Favored Lender Status ......................   23
     9.8   Subsidiary Guaranties ..........................................   24

10.  NEGATIVE COVENANTS ...................................................   24
     10.1  Consolidated Funded Debt .......................................   24
     10.2  Subsidiary Debt ................................................   25
     10.3  Tangible Net Worth .............................................   26
     10.4  Liens ..........................................................   26
     10.5  Restricted Investments and Restricted Payments .................   29
     10.6  Merger, Consolidation, etc. ....................................   30
     10.7  Disposition of Assets ..........................................   31
     10.8  Transactions with Affiliates ...................................   33
     10.9  Line of Business ...............................................   33
     10.10 EVI Indebtedness ...............................................   33

11.  EVENTS OF DEFAULT ....................................................   34

12.  REMEDIES ON DEFAULT, ETC. ............................................   37
     12.1  Acceleration ...................................................   37
     12.2  Other Remedies .................................................   37
     12.3  Rescission .....................................................   37
     12.4  No Waivers or Election of Remedies, Expenses, etc. .............   38


HYDRIL COMPANY                        ii                NOTE PURCHASE AGREEMENT

                                                                           PAGE
                                                                           ----
13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES .......................   38
     13.1  Registration of Notes .........................................   38
     13.2  Transfer and Exchange of Notes ................................   38
     13.3  Replacement of Notes ..........................................   39

14.  PAYMENTS ON NOTES ...................................................   39
     14.1  Place of Payment ..............................................   39
     14.2  Home Office Payment ...........................................   39

15.  EXPENSES, ETC. ......................................................   40
     15.1  Transaction Expenses ..........................................   40
     15.2  Survival ......................................................   40

16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE
     AGREEMENT ...........................................................   41

17.  AMENDMENT AND WAIVER ................................................   41
     17.1  Requirements ..................................................   41
     17.2  Solicitation of Holders of Notes ..............................   41
     17.3  Binding Effect, etc. ..........................................   42
     17.4  Notes held by Company, etc. ...................................   42

18.  NOTICES .............................................................   42

19.  REPRODUCTION OF DOCUMENTS ...........................................   42

20.  CONFIDENTIAL INFORMATION ............................................   43

21.  SUBSTITUTION OF PURCHASER ...........................................   44

22.  MISCELLANEOUS .......................................................   45
     22.1  Successors and Assigns ........................................   45
     22.2  Payments Due on Non-Business Days; When Payments Deemed
           Received ......................................................   45
     22.3  Maximum Interest Payable ......................................   45
     22.4  Release of Liens ..............................................   46
     22.5  Severability ..................................................   46
     22.6  Construction ..................................................   46
     22.7  Counterparts ..................................................   46
     22.8  Governing Law .................................................   46
     22.9  Consent to Jurisdiction; etc. .................................   46
     22.10 Section Headings and Table of Contents ........................   47


HYDRIL COMPANY                       iii                NOTE PURCHASE AGREEMENT

                                                                                                 PAGE
                                                                                                 ----
        SCHEDULE A            --        Information Relating to Purchasers

        SCHEDULE B            --        Defined Terms

        SCHEDULE 3            --        Payment Instructions

        SCHEDULE 4.9          --        Changes in Corporate Structure

        SCHEDULE 4.11         --        Collateral Documents

        SCHEDULE 5.3          --        Disclosure Materials

        SCHEDULE 5.4          --        Subsidiaries of the Company and Ownership of
                                        Subsidiary Stock

        SCHEDULE 5.5          --        Financial Statements

        SCHEDULE 5.8          --        Certain Litigation

        SCHEDULE 5.11         --        Patents, etc.

        SCHEDULE 5.12         --        ERISA Affiliates

        SCHEDULE 5.14         --        Use of Proceeds

        SCHEDULE 5.15         --        Existing Debt and Liens

        SCHEDULE 5.19         --        Collective Bargaining Agreements

        SCHEDULE 10.5         --        Existing Investments

        SCHEDULE 10.8         --        Permitted Transactions with Affiliates

        EXHIBIT 1             --        Form of Note

        EXHIBIT 4.4(a)        --        Form of Opinion of Special Counsel for the Company

        EXHIBIT 4.4(b)        --        Form of Opinion of Special Counsel for the Purchasers

        EXHIBIT 4.10          --        Form of Intercreditor Agreement

HYDRIL COMPANY                       iv                 NOTE PURCHASE AGREEMENT

                                 HYDRIL COMPANY
                       3300 NORTH SAM HOUSTON PARKWAY EAST
                            HOUSTON, TEXAS 77032-3411

                  6.85% SENIOR SECURED NOTES DUE JUNE 30, 2003

                                                       Dated as of June 25, 1998

To the Purchaser Named on
the Signature Page Hereto


Ladies and Gentlemen:

     HYDRIL COMPANY, a Delaware corporation (together with its successors and assigns, the "COMPANY"), agrees with you as follows:

1. AUTHORIZATION OF NOTES.

     The Company will authorize the issue and sale of $60,000,000 aggregate principal amount of its 6.85% Senior Secured Notes due June 30, 2003 (the "NOTES", such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement or the Other Agreements (as hereinafter defined)). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2. SALE AND PURCHASE OF NOTES.

     Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified below your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the "OTHER AGREEMENTS") identical with this Agreement with each of the other purchasers named in Schedule A (the "OTHER PURCHASERS"), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified below its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT

3. CLOSING.

     The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Andrews & Kurth L.L.P., 600 Travis, Houston, Texas 77002, at 10:00 a.m., local time, at a closing (the "CLOSING") on June 26, 1998 or on such other Business Day thereafter on or prior to June 30, 1998 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request), dated the date of the Closing and registered in your name (or in the name of your nominee), as indicated in Schedule A, against payment by federal funds wire transfer in immediately available funds of the amount of the purchase price therefor as directed by the Company in Schedule 3. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4. CONDITIONS TO CLOSING.

     Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

     4.1 REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

     4.2 PERFORMANCE; NO DEFAULT.

     The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing. Except as shall be described in Schedule 5.3, neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

     4.3 COMPLIANCE CERTIFICATES.

          (a) OFFICER'S CERTIFICATE. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

          (b) SECRETARY'S CERTIFICATE. The Company shall have delivered to you a certificate of its Secretary or one of its Assistant Secretaries, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Documents to which it is a party.


HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       2

     4.4 OPINIONS OF COUNSEL.

     You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing, from

          (a) Baker & Botts, counsel for the Company, substantially in the form set out in Exhibit 4.4(a), and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs such counsel to deliver such opinion to you), and

          (b) Hebb & Gitlin, your special counsel in connection with such transactions, substantially in the form set out in Exhibit 4.4(b), and covering such other matters incident to such transactions as you may reasonably request.

     4.5 PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

     On the date of the Closing your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance
Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

     4.6 SALE OF OTHER NOTES.

     Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

     4.7 PAYMENT OF SPECIAL COUNSEL FEES.

     Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of your special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company on or prior to the date of the Closing.

     4.8 PRIVATE PLACEMENT NUMBER.

     A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.



HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       3

     4.9 CHANGES IN CORPORATE STRUCTURE.

     Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

     4.10 INTERCREDITOR AGREEMENT.

     An intercreditor and collateral agency agreement substantially in the form of Exhibit 4.10 (as amended from time to time, the "INTERCREDITOR AGREEMENT") shall have been duly executed and delivered by you, each of the Other Purchasers, the Banks, Bank One, as agent for the Banks, and the Collateral Agent, and an original copy thereof evidencing such due execution and delivery shall be delivered to you.

     4.11 COLLATERAL.

     The Company and the Collateral Agent shall have entered into the Second Lien Deed of Trust and Security Agreements identified on Schedule 4.11 (collectively, the "DEEDS OF TRUST") and amendments to or assignments of the documents set forth on Schedule 4.11 (such documents, including the Deeds of Trust and any other security agreement, pledge agreement, collateral assignment, mortgage or other instrument or agreement relating to the Collateral, whether existing on or entered into after the date of Closing, as so amended or assigned, and as may be further amended, modified or restated from time to time, collectively, the "COLLATERAL DOCUMENTS"), in form and substance satisfactory to you, and copies thereof shall be delivered to you, certified as true and correct by the Company.

     4.12 BANK AGREEMENT.

     The Company shall have delivered to you a fully executed copy of the Bank Agreement as in effect on, and as amended as of, the date of Closing, certified as true, complete and correct by a Responsible Officer of the Company, and such agreement shall be in form and substance reasonably satisfactory to you.

     4.13 PROCEEDINGS AND DOCUMENTS.

     All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.


HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       4

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to you, as of the date of the Closing, that:

     5.1 ORGANIZATION; POWER AND AUTHORITY.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority, to own or hold under lease the Properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is a party and to perform the provisions thereof.

     5.2 AUTHORIZATION, ETC.

     Each of the Financing Documents has been duly authorized by all necessary corporate action on the part of the Company, and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3 DISCLOSURE.

     The Company, through its agent, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, has delivered to you and each Other Purchaser a copy of a Confidential Private Placement Memorandum, dated May 1998 (the "MEMORANDUM"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal Properties of the Company and its Subsidiaries. Except as disclosed in
Schedule 5.3, this Agreement, the memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in
Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in
Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 1997, there has been no change in the financial condition, operations, business, Properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.



HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       5

     5.4 ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES; AFFILIATES.

          (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary. The Company has no Affiliates other than trusts and charitable organizations, none of which is engaged in any operating business.

          (b) All of the outstanding shares of Capital Stock of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

          (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporatIon or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the Properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

          (d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed in Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock of such Subsidiary.

     5.5 FINANCIAL STATEMENTS.

     The Company has delivered to you and each Other Purchaser copies of the financial statements of the Company and its Subsidiaries listed in Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the inclusion of abbreviated footnotes).

     5.6 COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

     The execution, delivery and performance by the Company of this Agreement, the Notes and the other Financing Documents will not

HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       6

          (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than Liens on the Collateral in favor of the Collateral Agent) in respect of any Property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective Properties may be bound or affected,

          (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or

          (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

     5.7 GOVERNMENTAL AUTHORIZATIONS, ETC.

     No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of the Financing Documents.

     5.8 LITIGATION; OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS.

          (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any Property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental
     Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     5.9 TAXES.

     The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their Properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and

HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       7
reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 1993.

     5.10 TITLE TO PROPERTY; LEASES.

     The Company and its Subsidiaries have good and sufficient title to their respective Properties that individually or in the aggregate are Material, including all such Properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

     5.11 LICENSES, PERMITS, ETC.

     Except as disclosed in Schedule 5.11,

          (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights of others, unless the failure to have such ownership or possession could not reasonably be expected to result in a Material Adverse Effect;

          (b) to the best knowledge of the Company, no product or practice of the Company or any Subsidiary infringes in any respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, unless such infringement could not reasonably be expected to result in a Material Adverse Effect;

          (c) to the best knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries, which violation could reasonably be expected to result in a Material Adverse Effect;

          (d) all filings in federal and state offices (including, without limitation, the United States Patent and Trademark Office) in respect of all Material patents, pending patents, copyrights, service marks, trademarks and trade names, and licenses with respect thereto, necessary to protect the rights therein of the Company and its Subsidiaries against third parties, have been made; and

          (e) Schedule 5.11 correctly lists all United States patents and trademarks (including those pending) held by the Company and its Subsidiaries.

HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       8

     5.12 COMPLIANCE WITH ERISA.

          (a) COMPLIANCE WITH LAW. The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, Properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (b) BENEFIT LIABILITIES. The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $4,800,000. The term "BENEFIT LIABILITIES" has the meaning specified in section 4001 of ERISA and the terms "CURRENT VALUE" and "PRESENT VALUE" have the meaning specified in section 3 of ERISA.

          (c) MULTIEMPLOYER WITHDRAWAL LIABILITIES. The Company and the ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

          (d) POSTRETIREMENT BENEFITS. The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries could not reasonably be expected to have a Material Adverse Effect.

          (e) PROHIBITED TRANSACTIONS. The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the Sources used to pay the purchase price of the Notes to be purchased by you.

          (f) PLANS. Schedule 5.12 sets forth all ERISA Affiliates and all "employee benefit plans" maintained by the Company (or any "affiliate" thereof) or in respect of which the Notes could constitute an "employer security" ("EMPLOYEE BENEFIT PLAN" has the meaning specified in section 3 of ERISA, "AFFILIATE" has the meaning specified in section

HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       9

     407(d) of ERISA and section V of the Department of Labor Prohibited Transaction Exemption 95-60 (60 FR 35925, July 12, 1995) and "EMPLOYER SECURITY" has the meaning specified in section 407(d) of ERISA).

          (g) FOREIGN PENSION PLANS. All Foreign Pension Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto except for such failures, in the aggregate for all such failures, to comply that could not reasonably be expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Foreign Pension Plan documents or applicable laws have been paid or accrued as required, except for premiums, contributions and amounts that, in the aggregate for all such obligations, could not reasonably be expected to have a Material Adverse Effect. The present value of all benefits vested under each Foreign Pension Plan, determined as of the most recent valuation date in respect thereof does not exceed the value of the assets of such Foreign Pension Plan, and all required payments in respect of funding such Foreign Pension Plan have been made, unless any such excess or the failure to make any such payments could not reasonably be expected to have a Material Adverse Effect.

     5.13 PRIVATE OFFERING BY THE COMPANY.

     Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 30 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act.

     5.14 USE OF PROCEEDS; MARGIN REGULATIONS.

     The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms "MARGIN STOCK" and "PURPOSE OF BUYING OR CARRYING" shall have the meanings assigned to them in said Regulation U.

     5.15 EXISTING DEBT; FUTURE LIENS.

          (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries, with a principal amount in excess of $500,000, as of May 31, 1998 (and specifying, as to each such Debt, the collateral, if any, securing such Debt), since which date there has been no Material

HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       10
     change in the amounts, interest rates, sinking funds, instalment payments or maturities of the Debt of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by
     Section 10.4.

          (c) No Subsidiary has given any Guaranty of any obligations owing by the Company under the Bank Agreement.

     5.16 FOREIGN ASSETS CONTROL REGULATIONS, ETC.

     Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

     5.17 STATUS UNDER CERTAIN STATUTES.

     Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Transportation Acts (49 U.S.C.), as amended, or the Federal Power Act, as amended.

     5.18 ENVIRONMENTAL MATTERS.

     Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real Properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

          (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real Properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

          (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real Properties now or formerly owned, leased or operated by any of them

HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       11
     or disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

          (c) all buildings on all real Properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

     5.19 LABOR RELATIONS.

     Except as set forth on Schedule 5.19, neither the Company nor any Subsidiary is a party to any collective bargaining agreement. There are no grievances, disputes or controversies with any union or other organization affecting the Company or any Subsidiary that could, individually or in the aggregate, be expected to have a Material Adverse Effect.

6. REPRESENTATIONS OF THE PURCHASER.

     6.1 PURCHASE FOR INVESTMENT.

     You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their Property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

     6.2 SOURCE OF FUNDS.

     You represent that at least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

          (a) the Source is an "insurance company general account" as defined in United States Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (60 FR 35925, July 12, 1995) and in respect thereof you represent that there is no "employee benefit plan" (as defined in section 3(3) of ERISA and section 4975(e)(1) of the Code, treating as a single plan all plans maintained by the same employer or employee organization or affiliate thereof) with respect to which the amount of the general account reserves and liabilities of all contracts held by or on behalf of such plan exceeds 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners' Annual Statement filed with your state of domicile and that such acquisition is eligible for and satisfies the other requirements of such exemption; or

          (b) if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan

HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       12

     (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

          (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12,1991) and, except as you have disclosed to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (d) the Source constitutes assets of an "investment fund" (within the meaning of part V of PTE 84-14 (the "QPAM EXEMPTION")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and

               (i)  the identity of such QPAM and

               (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d);
     or

          (e) the Source is a governmental plan; or

          (f) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (f); or

          (g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms "EMPLOYEE BENEFIT PLAN", "GOVERNMENTAL PLAN" and "SEPARATE ACCOUNT" shall have the respective meanings assigned to such terms in section 3 of ERISA.

HYDRIL COMPANY                                          NOTE PURCHASE AGREEMENT
                                       13

7.       INFORMATION AS TO COMPANY.

         7.1      FINANCIAL AND BUSINESS INFORMATION.

         The Company shall deliver to each holder of Notes that is an Institutional Investor:

                  (a) QUARTERLY STATEMENTS -- within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                           (i) a consolidated balance sheet of the Company and
                  its Subsidiaries as at the end of such quarter, and

                           (ii) consolidated statements of income and cash flows
                  of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

         setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments;

                  (b) ANNUAL STATEMENTS -- within 120 days after the end of each fiscal year of the Company, duplicate copies of,

                           (i) a consolidated balance sheet of the Company and
                  its Subsidiaries, as at the end of such year, and

                           (ii) consolidated statements of income, shareholders'
                  equity and cash flows of the Company and its Subsidiaries, for such year,

         setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

                                    (A) an opinion thereon of independent
                           certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                                    (B) a report of such accountants stating
                           whether, in making their audit, they have become aware of any condition or event that then


HYDRIL COMPANY                         14                NOTE PURCHASE AGREEMENT
                           constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

                  (c) SEC AND OTHER REPORTS -- promptly upon their becoming available, one copy of (i) each financial statement, report (including, without limitation, the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act), notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

                  (d) NOTICE OF DEFAULT OR EVENT OF DEFAULT -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware

                           (i) of the existence of any Default or Event of
                  Default, or

                           (ii) that any Person has given any notice or taken
                  any action with respect to a claimed default hereunder, or

                           (iii) that any Person has given any notice or taken
                  any action with respect to a claimed default under the Bank Agreement, or

                           (iv) that any Person has given any notice or taken
                  any action with respect to a claimed default of the type referred to in Section 11(f),

         a written notice specifying the nature, the period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

                  (e) ERISA MATTERS -- promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                           (i) with respect to any Plan, any reportable event,
                  as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date of the Closing; or

                           (ii) the taking by the PBGC of steps to institute, or
                  the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the


HYDRIL COMPANY                         15                NOTE PURCHASE AGREEMENT
                  receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

                           (iii) any event, transaction or condition that could
                  result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, Properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

                           (iv) any material contributions to any Foreign
                  Pension Plan have not been made when due and such default cannot immediately be remedied, or any Foreign Pension Plan is not funded to the extent required by applicable law, based upon reasonable actuarial assumptions, or any material change is anticipated to any Foreign Pension Plan, except for changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect;

                  (f) NOTICES FROM GOVERNMENTAL AUTHORITY -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

                  (g) ACTIONS, PROCEEDINGS -- promptly after a Responsible Officer becomes aware of the commencement thereof, notice of any action or proceeding relating to the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

                  (h) OTHER CREDITORS -- as soon as practicable, copies of any financial statements, projections or reports (other than routine notices, communications or other documents delivered in connection with ordinary course borrowing, or the administration of any borrowing base or similar test for ordinary course advances under a credit agreement) furnished to any Bank (or its agent) pursuant to the Bank Agreement to the extent that the information contained in such statement, report or certificate has not already been delivered to each holder of Notes;

                  (i) RULE 144A -- with reasonable promptness, such information regarding the Company as may from time to time be required to satisfy the requirements of 17 C.F.R. Section 230.144A, as amended, in connection with any contemplated transfer of the Notes; and

                  (j) REQUESTED INFORMATION -- with reasonable promptness, such other data and information relating to the business, operations, financial condition, assets or Properties of the Company or any of its Subsidiaries or relating to the ability of the


HYDRIL COMPANY                         16                NOTE PURCHASE AGREEMENT

         Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

         7.2      OFFICER'S CERTIFICATE.

         Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

                  (a) COVENANT COMPLIANCE -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1 through 10.7, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

                  (b) EVENT OF DEFAULT -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

         7.3      INSPECTION.

         The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

                  (a) NO DEFAULT -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and Properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing, provided that an officer of the Company shall be entitled to be present during any such visit; and

                  (b) DEFAULT -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or Properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs,


HYDRIL COMPANY                         17                NOTE PURCHASE AGREEMENT
         finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.       PAYMENT OF THE NOTES.

         8.1      PAYMENT AT MATURITY.

         On June 30, 2003, the Company will pay $60,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium. Such payment shall be made together with interest on the outstanding principal amount of the Notes accrued to the date of such payment.

         8.2      OPTIONAL PREPAYMENTS WITH MAKE-WHOLE AMOUNT.

         The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes (but if in part, in an amount not less than $1,000,000 or such lesser amount as shall then be outstanding), at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 20 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify

                  (a) the prepayment date,

                  (b) the aggregate principal amount of the Notes to be prepaid on such date,

                  (c) the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and

                  (d) the interest to be paid on the prepayment date with respect to such principal amount being prepaid,

and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

         8.3      CHANGE IN CONTROL.

                  (a) NOTICE OF CHANGE IN CONTROL OR CONTROL EVENT. The Company will, within 5 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes. In the case that a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described


HYDRIL COMPANY                         18                NOTE PURCHASE AGREEMENT
         in clause (b) of this Section 8.3 and shall be accompanied by the certificate described in clause (e) of this Section 8.3.

                  (b) OFFER TO PREPAY NOTES. The offer to prepay Notes contemplated by clause (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, "holders" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the "PROPOSED PREPAYMENT DATE") that is not less than 30 days and not more than 45 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 45th day after the date of such offer).

                  (c) ACCEPTANCE; REJECTION. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company at least five days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.

                  (d) PREPAYMENT. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, plus the Make-Whole Amount determined for the date of prepayment with respect to such principal amount, together with interest on such Notes accrued to the date of prepayment. On the Business Day preceding the date of prepayment, the Company shall deliver to each holder of Notes being prepaid a statement showing the Make-Whole Amount due in connection with such prepayment and setting forth the details of the computation of such amount. The prepayment shall be made on the Proposed Prepayment Date.

                  (e) OFFICER'S CERTIFICATE. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation; (v) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (vi) that the conditions of this Section 8.3 have been fulfilled; and (vii) in reasonable detail, the nature and date of the Change in Control.

         8.4      ALLOCATION OF PARTIAL PREPAYMENTS.

         In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.


HYDRIL COMPANY                         19                NOTE PURCHASE AGREEMENT

         8.5      MATURITY; SURRENDER, ETC.

         In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

         8.6      NO OTHER OPTIONAL PREPAYMENTS OR PURCHASE OF NOTES.

         The Company will not prepay (whether directly or indirectly by purchase, redemption or other acquisition) any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this
Section 8. The Company will promptly cancel all Notes acquired by it or any Affiliate, and no Notes may be issued in substitution or exchange for any such Notes.

         8.7      MAKE-WHOLE AMOUNT.

         The term "MAKE-WHOLE AMOUNT" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

                  "CALLED PRINCIPAL" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or
         Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

                  "DISCOUNTED VALUE" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

                  "REINVESTMENT YIELD" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by

                           (i) the yields reported, as of 10:00 A.M. (New York
                  City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Dow Jones Markets Service (or such other display as may replace Page 678 on the Dow Jones Markets Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or


HYDRIL COMPANY                         20                NOTE PURCHASE AGREEMENT

                           (ii) if such yields are not reported as of such time
                  or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for activity traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

         Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between
         (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.

                  "REMAINING AVERAGE LIFE" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing

                           (i) such Called Principal into

                           (ii) the sum of the products obtained by multiplying

                                    (a) the principal component of each
                           Remaining Scheduled Payment with respect to such Called Principal by

                                    (b) the number of years (calculated to the
                           nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

                  "REMAINING SCHEDULED PAYMENTS" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the term of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, Section 8.3 or 12.1.

                  "SETTLEMENT DATE" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.


HYDRIL COMPANY                         21                NOTE PURCHASE AGREEMENT

9.       AFFIRMATIVE COVENANTS.

         The Company covenants that so long as any of the Notes are outstanding:

         9.1      COMPLIANCE WITH LAW.

         The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         9.2      INSURANCE.

         The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective Properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

         9.3      MAINTENANCE OF PROPERTIES.

         The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective Properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         9.4      PAYMENT OF TAXES AND CLAIMS.

         The Company will and will cause each of its Subsidiaries to

                  (a) file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their Properties, assets, income or franchises, and

                  (b) pay all claims of materialmen, mechanics, carriers, warehousemen, vendors, landlords and other like Persons,

to the extent such taxes, assessments, charges, levies or claims have become due and payable and before they have become delinquent or that have or might become a Lien on Properties or



HYDRIL COMPANY                         22                NOTE PURCHASE AGREEMENT
assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         9.5      CORPORATE EXISTENCE, ETC.

         The Company will at all times preserve and keep in full force and effect its existence as a corporation organized under the laws of a State of the United States of America. Subject to Sections 10.6 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate or other existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

         9.6      FURTHER ASSURANCES.

                  (a) GENERALLY. The Company will, and will cause each Subsidiary to, execute and deliver, within 30 days after any request therefor by the Required Holders, all further instruments and documents and take all further action that may be necessary, in order to give effect to, and to aid in the exercise and enforcement of the Liens, rights and remedies of the holders of Notes under, the Financing Documents.

                  (b) LIENS. The Company will, and will cause each Subsidiary to, execute and deliver, within 30 days after any request therefor by the Required Holders, all further instruments and documents and take all further action that may be necessary, in order to create and perfect Liens in favor of the Collateral Agent in any Property of the Company or the Subsidiaries that is not then subject to, but under the Collateral Documents is intended to be subject to, a Lien or to a perfected Lien.

         9.7      MAINTENANCE OF MOST FAVORED LENDER STATUS.

         The Company and the holders of the Notes hereby acknowledge and agree that if the Company shall enter into any amendment to the Bank Agreement that provides for the benefit of the lenders thereunder any Financial Covenants that are relatively more favorable to such lenders than the Financial Covenants that are currently in effect pursuant to the Bank Agreement as compared to the Financial Covenants set forth in this Agreement, then, and in each and any such event, the Financial Covenants in this Agreement shall be and shall be deemed to be, notwithstanding the provisions of Section 17 and without any further action on the part of the Company or any other Person being necessary or required, amended to afford the holders of Notes the same benefits and rights as such amendment to, or other agreements in respect of, the Financial Covenants of the Bank Agreement afforded to such lenders; provided, however, that if any such amendment shall be modified or terminated, then the deemed amendment to this Agreement effected by this Section 9.7 shall be deemed to have been simultaneously modified (if any such modification of the Bank Agreement amendment would itself require a deemed amendment pursuant to this Section 9.7) or terminated (if such Bank Agreement amendment has


HYDRIL COMPANY                         23                NOTE PURCHASE AGREEMENT
been terminated or if such modification of the Bank Agreement amendment would not itself require a deemed amendment pursuant to this Section 9.7). (If such deemed amendment shall be deemed to have been terminated, the relevant Financial Covenant or Financial Covenants herein shall be deemed to provide as it or they would have if such deemed amendment had never come into effect). The Company will promptly deliver to each holder of the Notes a copy of each amendment or other modification to or waiver of any provision of the Bank Agreement entered into after the date of Closing. "FINANCIAL COVENANTS" means any covenant (or substantially equivalent default provision) which requires the Company to attain or maintain a prescribed level of financial condition or financial achievement, including, without limitation, covenants of the type set forth in Section 10 of this Agreement, but excluding provisions equivalent to Section 10.8 and Section 10.9, and any borrowing base or similar test for ordinary course advances under the Bank Agreement.

         9.8      SUBSIDIARY GUARANTIES.

         If any Subsidiary shall give a Guaranty (a "BANK GUARANTY") of any obligations owing by the Company under the Bank Agreement, the Company shall take such action as shall be necessary so that such Subsidiary shall, within one Business Day after giving a Bank Guaranty, give to each holder of Notes a Guaranty of all obligations of the Company hereunder and under the Notes containing substantially the same terms and conditions as the Bank Guaranty.

10.      NEGATIVE COVENANTS.

         The Company covenants that, on and after date of the Closing and so long as any of the Notes are outstanding:

         10.1     CONSOLIDATED FUNDED DEBT.

         The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Funded Debt, other than Funded Debt of a Subsidiary owing to the Company or another Subsidiary, other than:

                  (a) the Notes;

                  (b) Funded Debt outstanding on the date of the Closing and identified on Schedule 5.15;

                  (c) all Funded Debt available to be borrowed under the Bank Agreement, the UBS Facility and the Clydesdale Bank Facility, in each case, as in effect on the date of Closing; and

                  (d) renewals, extensions, substitutions, refinancings or replacements of any Funded Debt outstanding pursuant to the foregoing clauses (a) through (c), inclusive, provided that such renewals, extensions, substitutions, refinancings or replacements do not exceed the amount so renewed, extended, substituted, refinanced or replaced;

unless, immediately after giving effect to the creation, incurrence, assumption, guarantee, or becoming liable in respect thereof and to the application of the proceeds thereof,


HYDRIL COMPANY                         24                NOTE PURCHASE AGREEMENT

                           (i) no Event of Default would exist;

                           (ii) Consolidated Funded Debt would not exceed 55% of
                  Consolidated Total Capitalization; and

                           (iii) the ratio of (a) Consolidated EBITDA for the
                  period of four full consecutive fiscal quarters of the Company ending on, or most recently ended prior to, the date of such creation, incurrence, assumption, guarantee, or becoming liable, to (b) Consolidated Fixed Charges for such period would be greater than 1.5 to 1.0.

For purposes of the foregoing clause (iii), Consolidated EBITDA and Consolidated Fixed Charges shall be determined on the basis that

                  (x) (I) such Funded Debt, together with all other Funded Debt incurred during such four fiscal quarter period, was incurred on the first day of such period,

                           (II) any Debt repaid with the proceeds of such Funded
                  Debt, or such other Funded Debt, was repaid on the first day of such period, and

                           (III) the interest rate in effect for such Funded
                  Debt, and such other Funded Debt, on the date of incurrence thereof was in effect at all times during such period, and such Funded Debt, and such other Funded Debt, was outstanding at all times during such period, and

                  (y) all acquisitions of Voting Stock or other equity interests of a Person sufficient to cause such Person to become a Subsidiary, and all acquisitions of all or substantially all of an operating unit of a business, in each case made by the Company or a Subsidiary during such period, occurred on the first day of such period.

Any such determination of Consolidated EBITDA and Consolidated Fixed Charges shall be made in good faith and on a reasonable basis by a Responsible Officer.

         For the purposes of this Section 10.1 and Section 10.2, any Person becoming a Subsidiary after the date hereof shall be deemed, at the time it becomes a Subsidiary, to have incurred all of its then outstanding Debt, and any Person extending, renewing or refunding any Debt shall be deemed to have incurred such Debt at the time of such extension, renewal or refunding.

         10.2     SUBSIDIARY DEBT.

         The Company will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Debt, other than Debt owing to the Company or another Subsidiary, unless, immediately after giving effect thereto and to the application of the proceeds thereof:

                  (a) no Event of Default would exist;

                  (b) such Debt would be incurred in compliance with Section 10.1; and


HYDRIL COMPANY                         25                NOTE PURCHASE AGREEMENT

                  (c) the sum of

                           (i) the aggregate Debt of all Subsidiaries (other
                  than Debt owing to the Company or other Subsidiaries) plus

                           (ii) the aggregate amount of obligations secured by
                  Liens permitted pursuant to Section 10.4(k) outstanding at such time,

would not exceed 15% of Consolidated Tangible Net Worth at such time.

         10.3     TANGIBLE NET WORTH.

         The Company will not, at any time, permit Consolidated Tangible Net Worth to be less than $75,000,000.

         10.4     LIENS.

         The Company will not, and will not permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any Property (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the last paragraph of this Section 10.4), or assign or otherwise convey any right to receive income or profits, except:

                  (a) Liens securing Debt of the Company and the Subsidiaries outstanding on the date of the Closing and listed on Schedule 5.15;

                  (b) Liens renewing or replacing Liens then in existence and permitted by clause (a) of this Section 10.4 to the extent that the underlying obligations secured by such existing Liens are being extended, renewed or refunded, provided that

                           (i) no such renewal or replacement Lien shall extend
                  to any Property of the Company or any Subsidiary other than Property already encumbered by the existing Lien being so renewed or replaced,

                           (ii) the principal amount of the underlying
                  obligation secured by such existing Lien which could have been outstanding at the time of such renewal or replacement shall not be increased in connection with such renewal or replacement, and

                           (iii) immediately prior to, and immediately after
                  giving effect to, such renewal or replacement, no Event of Default exists or would exist;

                  (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business

                           (i) in connection with workers' compensation,
                  unemployment insurance and other types of social security or retirement benefits, or


HYDRIL COMPANY                         26                NOTE PURCHASE AGREEMENT

                           (ii) to secure (or to obtain letters of credit that
                  secure) the performance of tenders, statutory obligations, surety bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which Liens, in the aggregate, do not materially affect the value of the Property of the Company or its Subsidiaries affected thereby and do not materially impair the use of such Property in the ordinary course of the business of the Company or any such Subsidiary;

                  (d) any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of Property (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after the date of the Closing, provided that

                           (i) any such Lien shall extend solely to the item or
                  items of such Property (or improvement thereon or proceeds thereof) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other Property (or improvement thereon or proceeds thereof) which is an improvement to or is acquired for specific use in connection with such acquired or constructed Property (or improvement thereon or proceeds thereof) or which is real Property being improved by such acquired or constructed Property (or improvement thereon or proceeds thereof),

                           (ii) the principal amount of the Debt secured by any
                  such Lien shall at no time exceed an amount equal to 80% (or, in the case of any such Debt which is a Capital Lease Obligation, 100%) of the lesser of (A) the cost to the Company or such Subsidiary of the Property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by the board of directors of the Company or by a Senior Financial Officer acting pursuant to delegated or standing authority granted by the board of directors of the Company) of such Property (or improvement thereon) at the time of such acquisition or construction, and

                           (iii) any such Lien shall be created
                  contemporaneously with, or within twelve months after, the acquisition or construction of such Property;

                  (e) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and, other similar Liens, in each case incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by
         Section 9.4;

                  (f) Liens arising from judicial attachments or judgments, or securing appeal bonds, and other similar Liens, provided that

                           (i) all claims secured thereby are no more than
                  $3,000,000 in the aggregate, or


HYDRIL COMPANY                         27                NOTE PURCHASE AGREEMENT

                           (ii) the execution or other enforcement of such Liens
                  is effectively stayed and the claims secured thereby are being actively contested in good faith and adequate reserves in respect thereof have been established by the Company or such Subsidiary in accordance with GAAP;

                  (g) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of the Subsidiaries, provided that such Liens do not, in the aggregate, materially impair use by the Company or such Subsidiary of the Property affected thereby;

                  (h) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

                  (i) any Lien existing on Property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary, or any Lien existing on any Property acquired by the Company or any Subsidiary at the time such Property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such acquisition of Property, and (ii) each such Lien shall extend solely to the item or items of Property so acquired;

                  (j) Liens on Property of a Subsidiary, provided that such Liens secure only Debt owing to the Company or a Subsidiary; and

                  (k) other Liens not otherwise permitted by clauses (a) through
         (j) of this Section 10.4, so long as immediately after giving effect to the creation thereof,

                           (i) the sum, without duplication, of

                                    (A) the aggregate amount of Debt secured by
                           such Liens, plus

                                    (B) the aggregate amount of Debt of all
                           Subsidiaries (other than any such Debt owing to the Company or other Subsidiaries),

                  does not exceed 15% of Consolidated Tangible Net Worth,

                           (ii) no Event of Default would exist, and

                           (iii) the Company would be permitted by the
                  provisions of Section 10.1 to incur at least $1.00 of additional Funded Debt (other than Funded Debt owing to a Subsidiary or Funded Debt incurred pursuant to clauses (a) through (d), inclusive, of Section 10.1).

         If, notwithstanding the prohibition contained herein, the Company shall, or shall permit any of the Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien, other than those Liens permitted by the provisions of clauses (a) through (k) of this Section 10.4, the Company will make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, such security to be


HYDRIL COMPANY                         28                NOTE PURCHASE AGREEMENT
pursuant to agreements reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on the affected Property. Such violation of this
Section 10.4 will constitute an Event of Default, whether or not provision is made for an equal and ratable Lien pursuant to this Section 10.4.

         Notwithstanding anything to the contrary set forth in this Section 10.4 or any other provision of this Agreement, if any bank or other financing institution shall obtain collateral for any obligations owing to it in respect of term loans, revolving loans, or lines of credit (regardless of whether the grant of a Lien on such collateral shall be specifically permitted hereunder), then the Company shall take such action as shall be necessary or appropriate so that the Notes and all obligations of the Company in respect of this Agreement shall be secured equally and ratably with such obligations owing to such bank or other financing institution.

         10.5     RESTRICTED INVESTMENTS AND RESTRICTED PAYMENTS.

                  (a) LIMITATION. The Company will not, and will not permit any of the Subsidiaries to, at any time, (i) declare or make, or incur any liability to declare or make, any Restricted Payment or (ii) make, or incur any liability to make, any Restricted Investment unless, immediately after giving effect to such action:

                           (i) the sum of (x) the aggregate amount of Restricted
                  Payments of the Company and the Subsidiaries declared or made during the period commencing on the date of Closing, and ending on the date such Restricted Payment is declared or made, inclusive, plus (y) the aggregate amount of all outstanding Restricted Investments would not exceed the sum of

                                    (A) $5,000,000, plus

                                    (B) 50% of Consolidated Net Income for the
                           period commencing on April 1, 1998 and ending with the last day of the fiscal quarter of the Company most recently ended at the time of such action (or minus 100% of Consolidated Net Income for such period if Consolidated Net Income for such period is a loss), plus

                                    (C) the aggregate net cash proceeds received
                           by the Company from the issue or sale of Capital Stock of the Company after the date of Closing to a Person other than a Subsidiary;

                           (ii) no Default or Event of Default would exist; and

                           (iii) the Company would be permitted by the
                  provisions of Section 10.1 to incur at least $1.00 of additional Funded Debt (other than Funded Debt owing to a Subsidiary or Funded Debt incurred pursuant to clauses (a) through (d), inclusive, of Section 10.1).

                  (b) INVESTMENTS OF SUBSIDIARIES. Each Person which becomes a Subsidiary after the date of Closing will be deemed to have made, on the date such Person becomes a Subsidiary, all Restricted Investments of such Person in existence on such date.


HYDRIL COMPANY                         29                NOTE PURCHASE AGREEMENT

         Investments in any Person that ceases to be a Subsidiary after the date of Closing (but in which the Company or another Subsidiary continues to maintain an Investment) will be deemed to have been made on the date on which such Person ceases to be a Subsidiary of the Company.

                  (c) TIME OF PAYMENT. The Company will not, nor will it permit any of its Subsidiaries to, authorize a Restricted Payment that is not payable within 60 days of authorization.

         10.6 MERGER, CONSOLIDATION, ETC.

         The Company will not, and will not permit any Subsidiary to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person, except that:

                  (a) the Company may consolidate with or merge with another corporation or convey or transfer (except by lease) all or substantially all of its assets in a single transaction or series of transactions to another Person if:

                           (i) the successor formed by such consolidation or the
                  survivor of such merger or the Person that acquires by conveyance or transfer all or substantially all of the assets of the Company as an entirety, as the case may be (the "SUCCESSOR CORPORATION"), shall be a solvent Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

                           (ii) if the Company is not the Successor Corporation,
                  such Person shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Financing Documents (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized outside counsel, or other outside counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

                           (iii) immediately after giving effect to such
                  transaction,

                                    (A) no Default or Event of Default would
                           exist, and

                                    (B) the Successor Corporation would be
                           permitted by the provisions of Section 10.1 to incur at least $1.00 of additional Funded Debt (other than Funded Debt owing to a Subsidiary or Funded Debt incurred pursuant to clauses (a) through (d), inclusive, of Section 10.1);

                  (b) a Subsidiary may consolidate with or merge with the Company (so long as the Company is the surviving corporation) or another Subsidiary or convey, transfer or



HYDRIL COMPANY                         30                NOTE PURCHASE AGREEMENT
         lease all or substantially all of its assets in a single transaction or series of transactions to the Company or another Subsidiary; and

                  (c) a Subsidiary may consolidate with or merge with another corporation or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to another Person if such transaction is effected in compliance with Section 10.7.

No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Corporation from its liability under this Agreement, the Notes or any other Financing Document.

         10.7 DISPOSITION OF ASSETS.

                  (a) PROHIBITED AND PERMITTED TRANSFERS. The Company will not, and will not permit any Subsidiary to, sell, lease as lessor, transfer or otherwise dispose of any Property (including, without limitation, (x) any sale, lease, transfer or other disposition of Capital Stock of any Subsidiary and (y) any transfer of Capital Stock of any Subsidiary or Property of any Subsidiary, in either case, by means of a merger or consolidation of such Subsidiary, except as permitted with respect to the Company under Section 10.6) (herein referred to, collectively, as "TRANSFERS"), except:

                           (i) Transfers of inventory and other assets for cash
                  (or cash equivalents) equal to the Fair Market Value of such inventory or other assets, in each case in the ordinary course of business of the Person making such Transfer;

                           (ii) Transfers consisting of a swap of Property of
                  the Company or a Subsidiary for Property of another Person that (x) will be used and useful in the business of the Company or such Subsidiary and (y) has a Fair Market Value substantially the same as the Property Transferred by the Company or such Subsidiary, so long as such swap is customary in the industry in which the Company or such Subsidiary operates and is consummated on customary terms and conditions;

                           (iii) Transfers from a Subsidiary to the Company or
                  a Wholly-Owned Subsidiary;

                           (iv) Transfers from the Company to a Wholly-Owned
                  Subsidiary;

                           (v) the issuance of directors' qualifying shares or,
                  in the case of a Person organized under the laws of a jurisdiction outside the United States, the issuance of equity to local residents to the extent required by local law ("REQUIRED LOCAL EQUITY"); and

                           (vi) a Transfer (other than as specified in the
                  foregoing clauses (i) to (v), inclusive) of Property in exchange for the Fair Market Value thereof, provided that, immediately after giving effect thereto,

                                (A) no Event of Default would exist, and



HYDRIL COMPANY                         31                NOTE PURCHASE AGREEMENT

                                    (B) the aggregate net book value of all
                           Transfers consummated under this Section 10.7(a)(vi) (such net book value being determined immediately after the consummation of each such Transfer) during the then current fiscal year of the Company would not exceed 15% of Consolidated Total Capitalization determined as of the last day of the then most recently ended fiscal year of the Company;

                  provided, that if the requirements set forth in the foregoing clause (B) shall not be satisfied immediately after consummation of such Transfer, the Company shall be deemed to be in compliance with such clause (B) on a provisional basis, with respect to such Transfer (a "PROVISIONAL QUALIFIED TRANSFER"), for a period of 365 days following such consummation, so long as such Transfer was in exchange for cash (or cash equivalents).

                           If all Net Proceeds arising from any Provisional
                  Qualified Transfer (x) shall be invested by the Company and the Subsidiaries in Operating Assets at any time during such 365 day period or (y) shall be applied to the prepayment of the principal of any Senior Funded Debt during such period, then the Company shall be deemed to have complied with this
                  Section 10.7(a) with respect to such Provisional Qualified Transfer. If all such Net Proceeds shall not be so invested or applied by the end of such period, the Company shall be deemed not to have complied with this Section 10.7(a) with respect to such Provisional Qualified Transfer.

                  (b) SUBSIDIARY STOCK. Anything contained herein to the contrary notwithstanding, the Company will not at any time, and will not at any time permit any of the Subsidiaries to, sell or otherwise dispose of any shares of Capital Stock (or any options or warrants to purchase Capital Stock or other Securities exchangeable for or convertible into Capital Stock) of a Subsidiary (said Capital Stock, options, warrants and other Securities being herein referred to as "SUBSIDIARY STOCK"), nor will any Subsidiary issue, sell or otherwise dispose of any shares of its own Subsidiary Stock, if the effect of the transaction would be to reduce the proportionate interest of the Company and the other Subsidiaries in the outstanding Subsidiary Stock of the Subsidiary whose shares are the subject of the transaction to a level whereby such corporation would no longer constitute a "Subsidiary" as such term is defined in this Agreement, provided that the foregoing restrictions do not apply to:

                           (i) Subsidiary Stock pledged to the Collateral Agent
                  pursuant to any of the Collateral Documents;

                           (ii) the issuance of directors' qualifying shares or
                  Required Local Equity; and

                           (iii) the sale, to the extent permitted by Section
                  10.7(a), to a Person (other than directly or indirectly to an Affiliate) of the entire Investment (whether represented by stock, debt, claims or otherwise) of the Company and the other Subsidiaries in any Subsidiary, if all of the following conditions are met:



HYDRIL COMPANY                         32                NOTE PURCHASE AGREEMENT

                                    (A) the Subsidiary being disposed of has no
                           continuing Investment in any other Subsidiary not being simultaneously disposed of, or in the Company; and

                                    (B) immediately after the consummation of
                           the transaction, and after giving effect thereto, no Default or Event of Default would exist.

                  For purposes of determining the book value of Property constituting Subsidiary Stock being Transferred as provided in the foregoing clause (iii), such book value shall be deemed to be equal to the percentage of aggregate book value of the Property of the Subsidiary that shall have issued such Subsidiary Stock that is equal to the percentage of the entire equity of such Subsidiary represented by the Subsidiary Stock being Transferred.

                  (c) PREFERRED STOCK. Without limiting the foregoing, the Company will not permit any Subsidiary to issue or have outstanding any Preferred Stock if such Preferred Stock is to be held by a Person other than the Company or a Wholly-Owned Subsidiary, and the Company shall not sell, or permit any Subsidiary to sell, any Preferred Stock of any Subsidiary to any Person other than to the Company or to a Wholly-Owned Subsidiary.

         10.8 TRANSACTIONS WITH AFFILIATES.

         Except as set forth in Schedule 10.8 and except for transactions involving only the Company and Wholly-Owned Subsidiaries, the Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of Properties of any kind, the rendering of any service, or any other transaction in the ordinary course of business) with any Affiliate, except upon fair and reasonable terms not materially less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

         10.9 LINE OF BUSINESS.

         The Company will not, and will not permit any of its Subsidiaries to, engage to any substantial extent in any business other than the businesses in which the Company and its Subsidiaries were engaged during the fiscal year ended December 31, 1997, as described in the Memorandum, and businesses reasonably related thereto or in furtherance thereof.

         10.10 EVI INDEBTEDNESS.

         In making any determination of the Company's compliance with any provision of this Section 10, the EVI Indebtedness and all interest charges and other expenses incurred in connection therewith shall be disregarded. The "EVI INDEBTEDNESS" means all of the obligations of the Company under that certain Master Agreement between the Company and The Chase Manhattan Bank with respect to the two transactions thereunder confirmed by the two letter agreements dated January 6, 1998.



HYDRIL COMPANY                         33                NOTE PURCHASE AGREEMENT

11. EVENTS OF DEFAULT.

         An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

                  (a) PRINCIPAL OR MAKE-WHOLE AMOUNT PAYMENT -- the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

                  (b) INTEREST PAYMENT -- the Company defaults in the payment of any interest on any Note for more than five days after the same becomes due and payable; or

                  (c) SPECIFIED COVENANTS -- the Company defaults in the performance of or compliance with (i) its obligations under Section 7.1(d) or (ii) any covenant contained in Section 10; or

                  (d) OTHER COVENANTS -- the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in clauses (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note; or

                  (e) REPRESENTATIONS AND WARRANTIES -- any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in any Financing Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or misleading in any material respect on the date as of which made; or

                  (f) CROSS-DEFAULT --

                           (i) the Company or any Subsidiary is in default (as
                  principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt (other than Debt under this Agreement and the Notes) beyond any period of grace provided with respect thereto, that individually or together with such other Debt as to which any such failure exists has an aggregate outstanding principal amount of at least $3,000,000, or

                           (ii) the Company or any Subsidiary is in default in
                  the performance of or compliance with any term of any evidence of any Debt (other than Debt under this Agreement and the Notes) that, individually or together with such other Debt as to which any such failure exists has an aggregate outstanding principal amount of at least $3,000,000, or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or



HYDRIL COMPANY                         34                NOTE PURCHASE AGREEMENT

                           (iii) as a consequence of the occurrence or
                  continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests),

                                    (A) the Company or any Subsidiary has become
                           obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $3,000,000, or

                                    (B) one or more Persons have the right to
                           require the Company or any Subsidiary so to purchase or repay such Debt; or

                  (g) INSOLVENCY -- the Company or any Subsidiary

                           (i) is generally not paying, or admits in writing its
                  inability to pay, its debts as they become due,

                           (ii) files, or consents by answer or otherwise to the
                  filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction,

                           (iii) makes an assignment for the benefit of its
                  creditors,

                           (iv) consents to the appointment of a custodian,
                  receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property,

                           (v) is adjudicated as insolvent or to be liquidated,
                  or

                           (vi) takes corporate action for the purpose of any of
                  the foregoing; or

                  (h) APPOINTMENT OF A RECEIVER -- a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to the Company or such Subsidiary or with respect to any substantial part of the Property of the Company or any such Subsidiary, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of the Subsidiaries, or any such petition shall be filed against the Company or any of the Subsidiaries and such petition shall not be dismissed within 60 days; or

                  (i) FINAL JUDGMENT -- a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against one or more of the Company and the Subsidiaries and such judgment or judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay, provided that the calculation of the $5,000,000 shall exclude all or any portion of any final judgment to the extent, but only to the extent, such



HYDRIL COMPANY                         35                NOTE PURCHASE AGREEMENT
         portion of such judgment will be covered by payments from insurance policies issued by sound and reputable insurers, so long as each such insurer shall have agreed, in writing, to make such payment in respect of such judgment; or

                  (j) ERISA -- if

                           (i) any Plan shall fail to satisfy the minimum
                  funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code,

                           (ii) a notice of intent to terminate any Plan shall
                  have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings,

                           (iii) the aggregate "amount of unfunded benefit
                  liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall at any time exceed $3,000,000,

                           (iv) the Company or any ERISA Affiliate shall have
                  incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans,

                           (v) the Company or any ERISA Affiliate withdraws from
                  any Multiemployer Plan, or

                           (vi) the Company or any Subsidiary establishes or
                  amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder;

         and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect (as used in this Section 11(j), the terms "EMPLOYEE BENEFIT PLAN" and "EMPLOYEE WELFARE BENEFIT PLAN" shall have the respective meanings assigned to such terms in section 3 of ERISA); or

                  (k) FINANCING DOCUMENTS -- any Financing Document shall cease to be in full force and effect or shall be declared by a court or other Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against the Company; the validity or enforceability of any Financing Document against the Company shall be contested by the Company or any Subsidiary or Affiliate; the Company or any Subsidiary or Affiliate shall deny that the Company has any further liability or obligation under any Financing Document; or the Company or any Subsidiary or Affiliate shall default in the performance of any of its obligations in any Financing Document beyond any period of grace provided therefor.



HYDRIL COMPANY                         36                NOTE PURCHASE AGREEMENT

12. REMEDIES ON DEFAULT, ETC.

         12.1 ACCELERATION.

                  (a) If an Event of Default with respect to the Company described in clause (g) or clause (h) of Section 11 (other than an Event of Default described in such clause (i) of clause (g) or described in such clause (vi) of clause (g) by virtue of the fact that such clause encompasses clause (i) of clause (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

                  (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 25% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

                  (c) If any Event of Default described in clause (a) or (b) of
         Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

         Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

         12.2 OTHER REMEDIES.

         If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

         12.3 RESCISSION.

         At any time after any Notes have been declared due and payable pursuant to clause (b) or clause (c) of Section 12.1, the holders of not less than 76% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if



HYDRIL COMPANY                         37                NOTE PURCHASE AGREEMENT

                  (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, due and payable on any Notes other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate,

                  (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and

                  (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.

No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

         12.4 NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

         No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by any Financing Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

         13.1 REGISTRATION OF NOTES.

         The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

         13.2 TRANSFER AND EXCHANGE OF NOTES.

         Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and



HYDRIL COMPANY                         38                NOTE PURCHASE AGREEMENT
deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

         13.3 REPLACEMENT OF NOTES.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

                  (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original purchaser or a Qualified Institutional Buyer, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                  (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14. PAYMENTS ON NOTES.

         14.1 PLACE OF PAYMENT.

         Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Houston, Texas at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

         14.2 HOME OFFICE PAYMENT.

         So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the



HYDRIL COMPANY                         39                NOTE PURCHASE AGREEMENT
method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section
13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15. EXPENSES, ETC.

         15.1 TRANSACTION EXPENSES.

         Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any of the Financing Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation:

                  (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under the Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Financing Documents, or by reason of being a holder of any Note; and

                  (b) the reasonable costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.

         The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders retained by the Company.

         15.2 SURVIVAL.

         The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of any Financing Document, and the termination of any Financing Document.



HYDRIL COMPANY                         40                NOTE PURCHASE AGREEMENT

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

         All representations and warranties contained in the Financing Documents shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument signed by an officer of the Company and delivered by the Company pursuant to any Financing Document shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, the Financing Documents embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17. AMENDMENT AND WAIVER.

         17.1 REQUIREMENTS.

         This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of any of Sections 1, 2, 3, 4, 5, 6 and 21, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 and 20.

         17.2 SOLICITATION OF HOLDERS OF NOTES.

                  (a) SOLICITATION. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

                  (b) PAYMENT. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.



HYDRIL COMPANY                         41                NOTE PURCHASE AGREEMENT

         17.3 BINDING EFFECT, ETC.

         Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         17.4 NOTES HELD BY COMPANY, ETC.

         Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under any Financing Document, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18. NOTICES.

         All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                  (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

                  (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

                  (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, telecopier: (281) 985-3287, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19. REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and



HYDRIL COMPANY                         42                NOTE PURCHASE AGREEMENT
other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This
Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20. CONFIDENTIAL INFORMATION.

         For the purposes of this Section 20, "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that

                  (a) was publicly known or otherwise known to you prior to the time of such disclosure,

                  (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf,

                  (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary, or

                  (d) constitutes financial statements delivered to you under
         Section 7.1 that are otherwise publicly available.

You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you and you will use such information only in connection with your investment in the Notes, provided that you may deliver or disclose Confidential Information to:

                  (i) your directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes),

                  (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20,

                  (iii) any other holder of any Note,



HYDRIL COMPANY                         43                NOTE PURCHASE AGREEMENT

                  (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section
         20),

                  (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),

                  (vi) any federal or state regulatory authority having jurisdiction over you,

                  (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or

                  (viii) any other Person to which such delivery or disclosure may be necessary or appropriate

                           (A) to effect compliance with any law, rule,
                  regulation or order applicable to you,

                           (B) in response to any subpoena or other legal
                  process,

                           (C) in connection with any litigation to which you
                  are a party, or

                           (D) if an Event of Default has occurred and is
                  continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes, this Agreement and the other Financing Documents, provided that, prior to your disclosure of any information described in this clause (viii) and to the extent practicable in the circumstances, you will attempt to provide advance notice of such disclosure to the Company but your failure to give such notice shall not result in any liability for you.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21. SUBSTITUTION OF PURCHASER.

         You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice,



HYDRIL COMPANY                         44                NOTE PURCHASE AGREEMENT
wherever the word "you" is used in this Agreement (other than in this Section
21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22. MISCELLANEOUS.

         22.1 SUCCESSORS AND ASSIGNS.

         All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

         22.2 PAYMENTS DUE ON NON-BUSINESS DAYS; WHEN PAYMENTS DEEMED RECEIVED.

                  (a) PAYMENTS DUE ON NON-BUSINESS DAYS. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

                  (b) PAYMENTS, WHEN RECEIVED. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available to such holder at such holder's bank prior to 1:00 p.m. (local time of such bank).

         22.3 MAXIMUM INTEREST PAYABLE.

         The Company and each holder of Notes specifically intend and agree to limit contractually the amount of interest payable under this Agreement and the Notes, and all other instruments and agreements related hereto and thereto, to the maximum amount of interest lawfully permitted to be charged under applicable law. If applicable law is ever construed so as to render usurious any amounts called for under this Agreement, the Notes or any related document, or contracted for, charged, taken, reserved or received with respect to the extension of credit evidenced hereby and thereby, or if acceleration of maturity of any of the Notes or if any prepayment by the Company results in the Company having paid, or demand having been made on the Company to pay, any interest in excess of that permitted by applicable law, then all excess amounts theretofore received by the holder or holders of the Notes shall be credited on the principal balances of the Notes (or, if the Notes have been or would thereby be repaid in full, refunded to the Company), and the provisions of this Agreement, the Notes and any related document or demand on the Company shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder shall immediately be reduced, without the necessity of the execution of any new documents, so as to comply with applicable law, but so as to permit the recovery of the fullest amounts otherwise called for hereunder and thereunder.



HYDRIL COMPANY                         45                NOTE PURCHASE AGREEMENT

         22.4 RELEASE OF LIENS.

         At such time as all obligations owing to the Banks have been indefeasibly paid in full and the Bank Agreement has been terminated, or at such time as the Banks shall execute documents releasing all Liens created in their favor pursuant to the Collateral Documents or any other agreements, and if no Default or Event of Default shall be continuing either immediately prior to, or immediately after giving effect to, such payment and termination, or such release, the holders of the Notes shall execute all commercially reasonable documents, prepared at the Company's expense, required to release all Liens created in their favor pursuant to the Collateral Documents.

         22.5 SEVERABILITY.

         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

         22.6 CONSTRUCTION.

         Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         22.7 COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         22.8 GOVERNING LAW.

         THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

         22.9 CONSENT TO JURISDICTION; ETC.

                  (a) CONSENT TO JURISDICTION. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH UNDER THIS AGREEMENT OR ANY



HYDRIL COMPANY                         46                NOTE PURCHASE AGREEMENT

         DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY MAY BE BROUGHT BY SUCH PARTY IN ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK CITY, NEW YORK, OR ANY NEW YORK STATE COURT LOCATED IN NEW YORK CITY, NEW YORK AS SUCH PARTY MAY IN ITS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE NON-EXCLUSIVE IN PERSONAM JURISDICTION OF EACH SUCH COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY WAIVE AND AGREE NOT TO ASSERT IN ANY PROCEEDING BEFORE ANY TRIBUNAL, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE IN PERSONAM JURISDICTION OF ANY SUCH COURT. IN ADDITION, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY BROUGHT IN ANY SUCH COURT, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                  (b) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY AGREES THAT PROCESS PERSONALLY SERVED, SERVED BY U.S. REGISTERED MAIL OR SERVED IN THE MANNER PROVIDED FOR NOTICES IN THIS AGREEMENT, AT THE ADDRESSES PROVIDED HEREIN FOR NOTICES, SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER OR UNDER ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY COMMERCIAL DELIVERY SERVICE.

                  (c) OTHER FORUMS. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY WRITS, PROCESS OR SUMMONSES IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTION, AND IN SUCH OTHER MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

         22.10 SECTION HEADINGS AND TABLE OF CONTENTS.

         The titles of the Sections and the Table of Contents appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "HEREIN", "HEREOF", "HEREUNDER" and "HERETO" refer to this Agreement as a whole and not to any particular Section or other subdivision. References to Sections are, unless otherwise specified, references to Sections of this Agreement.

      [Remainder of page intentionally blank. Next page is signature page.]



HYDRIL COMPANY                         47                NOTE PURCHASE AGREEMENT

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                       Very truly yours,

                                       HYDRIL COMPANY


                                       By
                                         ---------------------------------------
                                            Name:
                                            Title:

The foregoing is hereby
agreed to as of the
date thereof.

[NAME OF PURCHASER]


By
  ---------------------------------------
     Name:
     Title:


By
  ---------------------------------------
     Name:
     Title:



HYDRIL COMPANY                                           NOTE PURCHASE AGREEMENT

                                   SCHEDULE B

                                  DEFINED TERMS

                As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

                "AFFILIATE" means, at any time, and with respect to any Person,

                        (a) any other Person that at such time directly or
                indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and

                        (b) any Person beneficially owning or holding, directly
                or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and the Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.

        As used in this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

                "AGREEMENT, THIS" -- Section 17.3.

                "BANK AGREEMENT" means the Amended and Restated Loan Agreement, dated as of March 23, 1998, among each of the Company, the Banks and Bank One, as agent for the Banks, as amended by a First Amendment to Amended and Restated Loan Agreement dated as of June 25, 1998 and as may be further amended, supplemented, refinanced or modified from time to time.

                "BANK GUARANTY" -- Section 9.8.

                "BANK ONE" means Bank One, Texas, N.A.

                "BANKS" means, collectively, the "Lenders" (as defined in the Bank Agreement) which are parties to the Bank Agreement from time to time.

                "BUSINESS DAY" means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Houston, Texas, or New York City, New York are required or authorized to be closed.

                "CAPITAL LEASE" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability on its balance sheet in accordance with GAAP.

HYDRIL COMPANY                    SCHEDULE B-1           NOTE PURCHASE AGREEMENT

                "CAPITAL STOCK" means any class of capital stock, share capital or similar equity interest of a Person.

                "CAPITAL LEASE OBLIGATION" means, with respect to any Person and a Capital Lease to which such Person is a party, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

                "CHANGE IN CONTROL" means the failure, at any time and for any reason, of the Initial Stockholder Affiliates, as a group, to beneficially own (as such term is used in Section 13(d) of the Exchange Act as in effect on the date of Closing) and to control more than 50% of the Voting Stock of the Company outstanding at such time.

                "CLYDESDALE BANK FACILITY" means the $3,000,000 unsecured line of credit provided by Clydesdale Bank of Scotland for the benefit of the Company.

                "CLOSING" -- Section 3.

                "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

                "COLLATERAL" means any and all Property that at any time is granted to the Collateral Agent pursuant to the Collateral Documents as security for the payment of any or all of the obligations of the Company under this Agreement, the Other Agreements, the Notes and the Bank Agreement.

                "COLLATERAL AGENT" means Bank One, solely in its capacity as collateral agent under the Collateral Documents and the Intercreditor Agreement, and together with any successor or co-agent that becomes such in accordance with the provisions of the Collateral Documents and the Intercreditor Agreement.

                "COLLATERAL DOCUMENTS" -- Section 4.11.

                "COMPANY" -- introductory sentence.

                "CONFIDENTIAL INFORMATION" -- Section 20.

                "CONSOLIDATED DEPRECIATION EXPENSE" means, for any period, the amount of depreciation, depletion and amortization expense of the Company and the Subsidiaries, determined on a consolidated basis for such period, but only to the extent deducted from revenues in the determination of Consolidated Net Income for such period.

                "CONSOLIDATED EBITDA" means, for any period, the sum of:

                       (a)   Consolidated Net Income; plus

                       (b)   Consolidated Interest Expense; plus

                       (c)   Consolidated Tax Expense; plus


HYDRIL COMPANY                    SCHEDULE B-2           NOTE PURCHASE AGREEMENT

                       (d)   Consolidated Depreciation Expense;

         in each case determined in respect of such period.

                "CONSOLIDATED FIXED CHARGES" means, in respect of any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) Lease Rentals of the Company and the Subsidiaries for such period, after eliminating all offsetting debits and credits between the Company and the Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and the Subsidiaries in accordance with GAAP.

                "CONSOLIDATED FUNDED DEBT" means, as of any date of determination, the total of all Funded Debt of the Company and the Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and the Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and the Subsidiaries in accordance with GAAP.

                "CONSOLIDATED INTEREST EXPENSE" means, for any period, the amount of interest accrued on, or with respect to, interest bearing obligations of the Company and the Subsidiaries, including, without limitation, amortization of debt discount, imputed interest on Capital Leases and interest on the Notes, determined in accordance with GAAP on a consolidated basis for such period, but only to the extent deducted from revenues in the determination of Consolidated Net Income for such period.

                "CONSOLIDATED NET INCOME" means, with reference to any period, the net income (or loss) of the Company and the Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and the Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and the Subsidiaries in accordance with GAAP, provided that there shall be excluded therefrom:

                       (a) the income (or loss) of any Person accrued prior to
                the date it becomes a Subsidiary or is merged into or consolidated with the Company or a Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition, and

                       (b) the income (or loss) of any business, Properties or
                assets acquired (by means of a merger, consolidation, purchase or otherwise) by the Company or any Subsidiary, which income (or loss) accrued prior to the date of such acquisition.

                "CONSOLIDATED TANGIBLE NET WORTH" means, at any time,

                       (a) the total assets of the Company and the Subsidiaries
                which would be shown as assets on a consolidated balance sheet of the Company and the Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of such Subsidiaries, minus


HYDRIL COMPANY                    SCHEDULE B-3           NOTE PURCHASE AGREEMENT

                       (b) the total liabilities of the Company and the
                Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Company and the Subsidiaries as of such time prepared in accordance with GAAP, minus

                       (c) the net book amount of all assets of the Company and
                the Subsidiaries (after deducting any reserves applicable thereto) which would be shown as intangible assets on a consolidated balance sheet of the Company and the Subsidiaries as of such time prepared in accordance with GAAP including, without limitation, good will, trademarks, trade names, service marks, brand names, copyrights, patents, capitalized research and development expenses, unamortized debt discount and expense and other similar intangible assets.

                "CONSOLIDATED TAX EXPENSE" means, for any period, tax expense of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period, but only to the extent deducted from revenues in the determination of Consolidated Net Income for such period.

                "CONSOLIDATED TOTAL CAPITALIZATION" means, at any time, the sum of Consolidated Tangible Net Worth and Consolidated Funded Debt.

                "CONTROL EVENT" means

                       (a) the execution of any written agreement which, when
                fully performed by the parties thereto, would result in a Change in Control; or

                       (b) the making of any written offer by any person (as
                such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of Closing) to the holders of the common stock which offer, if accepted by the requisite number of such holders, would result in a Change in Control.

                "DEBT" means, with respect to any Person, without duplication,

                       (a) its liabilities for borrowed money;

                       (b) its liabilities for the deferred purchase price of
                Property acquired by such Person (excluding accounts payable and accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such Property);

                       (c) its Capital Lease Obligations;

                       (d) all liabilities for borrowed money secured by any
                Lien with respect to any Property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and


HYDRIL COMPANY                    SCHEDULE B-4           NOTE PURCHASE AGREEMENT

                       (e) any Guaranty of such Person with respect to
                liabilities of a type described in any of clauses (a) through
                (d) hereof.

        Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

                "DEEDS OF TRUST" -- Section 4.11.

                "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

                "DEFAULT RATE" means 8.85% per annum.

                "ENVIRONMENTAL LAWS" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

                "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

                "EVENT OF DEFAULT" -- Section 11.

                "EVI INDEBTEDNESS" -- Section 10.10.

                "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

                "FAIR MARKET VALUE" means, at any time and with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

                "FINANCIAL COVENANTS" -- Section 9.7.

                "FINANCING DOCUMENTS" means this Agreement, the Other Agreements, the Notes, the Collateral Documents, the Intercreditor Agreement and each other document or agreement executed from time to time in connection therewith, all as amended from time to time.


HYDRIL COMPANY                    SCHEDULE B-5           NOTE PURCHASE AGREEMENT

                "FOREIGN PENSION PLAN" means any plan, fund or other similar program

                       (a) established or maintained outside of the United
                States of America by the Company or any Subsidiary primarily for the benefit of the employees (substantially all of whom are aliens not residing in the United States of America) of the Company or such Subsidiary, as the case may be, which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement, and

                       (b) not otherwise subject to ERISA.

                "FUNDED DEBT" means, with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof.

                "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

                "GOVERNMENTAL AUTHORITY" means

                       (a) the government of

                           (i) the United States of America or any state or
                       other political subdivision thereof, or

                           (ii) any jurisdiction in which the Company or any
                       Subsidiary conducts all or any part of its business, or that asserts jurisdiction over any Properties of the Company or any Subsidiary, or

                       (b) any entity exercising executive, legislative,
                judicial, regulatory or administrative functions of, or pertaining to, any such government.

                "GUARANTY" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

                       (a) to purchase such indebtedness or obligation or any
                Property constituting security therefor;

                       (b) to advance or supply funds (i) for the purchase or
                payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to


HYDRIL COMPANY                    SCHEDULE B-6           NOTE PURCHASE AGREEMENT
                advance or make available funds for the purchase or payment of such indebtedness or obligation;

                       (c) to lease Properties or to purchase Properties or
                services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

                       (d) otherwise to assure the owner of such indebtedness or
                obligation against loss in respect thereof.

         In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

                "HAZARDOUS MATERIAL" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

                "HOLDER" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

                "INITIAL STOCKHOLDER" means and includes Richard C. Seaver and Christopher T. Seaver.

                "INITIAL STOCKHOLDER AFFILIATES" means

                       (a) any Initial Stockholder;

                       (b) a spouse, child, lineal descendant, parent or sibling
                of an Initial Stockholder and any of their estates and legal representatives (each a "Related Person");

                       (c) any trust or charitable organization of which any
                Related Person is a trustee, director, beneficiary or grantor;
                and

                       (d) a corporation, partnership, limited liability company
                or other similar business entity of which more than 50% of the Voting Stock thereof is controlled, directly or indirectly, by any Person described in clause (a) or clause (b) of this definition.

                "INSTITUTIONAL INVESTOR" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, holding (together with any of its affiliates) Notes in an aggregate principal amount equal to at least $750,000.


HYDRIL COMPANY                    SCHEDULE B-7           NOTE PURCHASE AGREEMENT

                "INTERCREDITOR AGREEMENT" -- Section 4.10.

                "INVESTMENT" means any investment, made in cash or by delivery of Property, by the Company or any of the Subsidiaries in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, Guaranty, advance, capital contribution or otherwise. An Investment shall be valued at the greater of (x) the cost thereof to the Company or any Subsidiary or (y) the amount originally entered on the books of the Company or any Subsidiary with respect thereto, less, in each case, any return of capital (after income taxes applicable thereto) upon such Investment through the sale or other liquidation thereof or part thereof or otherwise.

                "LEASE RENTALS" of any Person means, with respect to any period of 12 consecutive calendar months, the sum of the rental and other obligations required to be paid during such period by such Person or any of its Subsidiaries as lessee under all leases of real or personal Property (other than Capital Leases), excluding any amount required to be paid by the lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, provided that, if at the date of determination, any such rental or other obligations are contingent or not otherwise definitely determinable by the terms of the related lease, the amount of such obligations (a) shall be assumed to be equal to the amount of such obligations for the period of 12 consecutive calendar months immediately preceding the date of determination or (b) if the related lease was not in effect during such preceding 12-month period, shall be the amount estimated by a Senior Financial Officer of such Person on a reasonable basis and in good faith.

                "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any Property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

                "MAKE-WHOLE AMOUNT" -- Section 8.7.

                "MATERIAL" means material in relation to the business, operations, affairs, financial condition, assets or Properties of the Company and the Subsidiaries taken as a whole.

                "MATERIAL ADVERSE EFFECT" means a material adverse effect on

                       (a) the business, operations, financial condition, assets
                or Properties of the Company and its Subsidiaries taken as a whole,

                       (b) the ability of the Company to perform its obligations
                under this Agreement, the Notes, or any other Financing Document to which it is a party, or

                       (c) the validity or enforceability of any of the terms or
                provisions of this Agreement, the Notes or any other Financing Document.

                "MEMORANDUM" -- Section 5.3.


HYDRIL COMPANY                    SCHEDULE B-8           NOTE PURCHASE AGREEMENT

                "MULTIEMPLOYER PLAN" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

                "NET PROCEEDS" means, with respect to any Transfer of any Property by any Person, an amount equal to:

                       (a) the aggregate amount of the consideration (valued at
                the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer; minus

                       (b) all reasonable out-of-pocket costs, fees, commissions
                and other expenses incurred by such Person in connection with such Transfer and income taxes and indemnification obligations paid or reasonably estimated to be payable in connection therewith; minus

                       (c) all obligations required to be paid by such Person as
                a result of such Transfer.

                "NOTES" -- Section 1.

                "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

                "OPERATING ASSETS" means operating assets of the Company or any Subsidiary used in the ordinary course of business of the Company or such Subsidiary, as such businesses were conducted on the date of Closing.

                "OTHER AGREEMENTS" -- Section 2.

                "OTHER PURCHASERS" -- Section 2.

                "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

                "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

                "PLAN" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

                "PREFERRED STOCK" means any class of Capital Stock of a Person that is preferred over any other class of Capital Stock of such Person as to the payment of dividends or other equity distributions or the payment of any amount upon liquidation or dissolution of such Person.


HYDRIL COMPANY                    SCHEDULE B-9           NOTE PURCHASE AGREEMENT

                "PROPERTY" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

                "PROPOSED PREPAYMENT DATE" -- Section 8.3(b).

                "PROVISIONAL QUALIFIED TRANSFER" -- Section 10.7(a).

                "PTE" -- Section 6.2(a).

                "QPAM EXEMPTION" -- Section 6.2(d).

                "QUALIFIED INSTITUTIONAL BUYER" means any Person who is a "qualified institutional buyer" within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

                "REQUIRED HOLDERS" means, at any time, the holders of at least 66 2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, any Subsidiary, or any Affiliate).

                "REQUIRED LOCAL EQUITY" -- Section 10.7(a)(v).

                "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

                "RESTRICTED INVESTMENTS" means all Investments other than the following:

                       (a) Investments existing on the date of the Closing and
                disclosed on Schedule 10.5 hereto;

                       (b) Investments in the Company, one or more Subsidiaries,
                or any Person that concurrently with such investment becomes a Subsidiary;

                       (c) Investments in commercial paper maturing not more
                than 270 days from the date of acquisition thereof by the Company or a Subsidiary and, at the time of such acquisition, given the highest rating by S&P, Moody's or any other credit rating agency of recognized national standing;

                       (d) Investments in United States Governmental Securities,
                provided that such obligations mature within 365 days from the date of acquisition thereof;

                       (e) Investments in certificates of deposit issued by an
                Acceptable Bank, provided that such obligations mature within 365 days from the date of acquisition thereof;

                       (f) Investments in Eurodollar certificates of deposit or
                time deposits issued by an Acceptable Eurodollar Bank, provided that such obligations mature within 365 days from the date of acquisition thereof; and

                       (g) Investments in Repurchase Agreements.


HYDRIL COMPANY                    SCHEDULE B-10          NOTE PURCHASE AGREEMENT

As used in this definition:

                "Acceptable Bank" means any bank or trust company (A) which is organized under the laws of the United States of America or any State thereof and (B) which has capital, surplus and undivided profits aggregating at least $100,000,000.

                "Acceptable Eurodollar Bank" means any bank or trust company which has capital, surplus and undivided profits aggregating at least One Billion Dollars ($1,000,000,000) (or the equivalent in another currency).

                "Moody's" means Moody's Investors Service, Inc.

                "Repurchase Agreement" means any written agreement:

                       (a) that provides for (i) the transfer of one or more
                United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Company or any of its Subsidiaries from an Acceptable Bank against a transfer of funds (the "Transfer Price") by the Company or such Subsidiary to such Acceptable Bank, and (ii) a simultaneous agreement by the Company or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 30 days after such transfer of funds;

                       (b) in respect of which the Company or such Subsidiary
                shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder; and

                       (c) in connection with which the Company or such
                Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a lien in such United States Governmental Securities.

                "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

                "United States Governmental Security" means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

         "RESTRICTED PAYMENT" means:

                       (a) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock or Rights of the Company (including, without limitation, any common stock of the Company), now or hereafter outstanding, except a dividend or other distribution payable solely in shares of common stock of the Company;


HYDRIL COMPANY                    SCHEDULE B-11          NOTE PURCHASE AGREEMENT

                       (b) any dividend or other distribution, direct or
                indirect, on account of any shares of Capital Stock or Rights of any Subsidiary, now or hereafter outstanding, except:

                           (i) a dividend payable solely in shares of common
                       stock of such Subsidiary; and

                           (ii) to the extent that such dividend or distribution
                       is, directly or indirectly, payable to the Company or a Wholly-Owned Subsidiary;

                       (c) any redemption, retirement, purchase or other
                acquisition, direct or indirect, of any shares of Capital Stock or Rights of the Company now or hereafter outstanding, except to the extent that such redemption, retirement, purchase or other acquisition is effected solely by the issuance of common stock (or the sale proceeds from the issuance thereof); and

                       (d) any payment, whether in respect of principal,
                premium, interest, fees, expenses or otherwise, in respect of, or any redemption, retirement, purchase or other acquisition, direct or indirect, of, any Debt owed by the Company or any Subsidiary to any Affiliate (other than a Subsidiary) to the extent that all such payments subsequent to April 1, 1998 and on or prior to any date of determination are in excess of all similar amounts paid by any Affiliate (other than a Subsidiary) to the Company or any Subsidiary on or after April 1, 1998 and on or prior to such date of determination.

         For purposes of this Agreement, the amount of any Restricted Payment made in Property shall be the greater of (x) the Fair Market Value of such Property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

                "RIGHTS" means, with respect to any Person, any right, warrant, option or other similar right to purchase or receive Capital Stock of such Person.

                "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

                "SECURITY" means "security" as defined by section 2(1) of the Securities Act.

                "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

                "SENIOR FUNDED DEBT" means the Notes and Funded Debt outstanding under the Bank Agreement ("Bank Funded Debt"), provided that, in connection with a repayment of Senior Funded Debt under Section 10.7, the availability of Bank Funded Debt under the Bank Agreement is permanently reduced in an amount equal to the amount of Bank Funded Debt so repaid.

                "SOURCE" -- Section 6.2.


HYDRIL COMPANY                    SCHEDULE B-12          NOTE PURCHASE AGREEMENT

                "SUBSIDIARY" shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns more than 50% (by number of votes) of each class of the Voting Stock or sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity. Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

                "SUBSIDIARY STOCK" -- Section 10.7(b).

                "SUCCESSOR CORPORATION" -- Section 10.6.

                "TRANSFERS" -- Section 10.7(a).

                "UBS FACILITY" means the $10,000,000 unsecured revolving line of credit provided by Union Bank of Switzerland for the benefit of Hydril S.A. or any replacement, refunding, amendment, refinancing or modification thereof.

                "UNAPPLIED NET PROCEEDS" means, at any date, the Net Proceeds from Provisional Qualified Transfers that have not been applied as provided in either clause (x) or clause (y) of the last paragraph of
         Section 10.7(a) as of such date.

                "VOTING STOCK" shall mean, with respect to any Person, Capital Stock of any class or classes of a corporation, an association or another business entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of corporate directors (or individuals performing similar functions) of such Person or which permit the holders thereof to control the management of such Person, including general partnership interests in a partnership and membership interests in a limited liability company.

                "WHOLLY-OWNED SUBSIDIARY" shall mean, as to any Person, any Subsidiary 100% of all of the capital stock or other ownership interest of which is owned by any one or more of such Person and such Person's other Wholly-Owned Subsidiaries.



HYDRIL COMPANY                    SCHEDULE B-13          NOTE PURCHASE AGREEMENT